UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dear Investor:

The Annual Meeting of Stockholders of Behringer Harvard Opportunity REIT I, Inc. is scheduled for June 21, 2007.  We recently mailed you a proxy statement and proxy card to obtain your vote on a proposal to reelect the current directors of the company for another one-year term.

According to our latest records, we have not received your proxy vote for this proposal.  Your vote is important, no matter how many shares you own.  The Annual Meeting cannot be held until a majority of stockholders return their proxies.

We encourage you to use either the www.proxyvoting.com/bhopreit Internet site or the toll-free number 866.894.0534 that we have set up for you to provide your proxy.  Providing your proxy by telephone or Internet is quick and easy.  All that it requires is for you to enter your personal control number printed on the lower right corner of your proxy card (enclosed) and to enter your voting preference.  Investors who hold more than one account in the company will receive a separate card for each account and should vote each card separately.

If you prefer to vote by mail, you may sign, date and mail the enclosed proxy card(s) in the postage paid envelope provided.

Please contact a member of our investor services team at 866.655.3650 if you have any questions or need additional information.

We appreciate your continued interest and support of Behringer Harvard and encourage you to vote today.

Sincerely,

Robert M. Behringer
Chairman and CEO

15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
www.behringerharvard.com
Main:	866.655.3600 (toll-free)
Fax:	866.655.3610 (toll-free)